UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report: May 29, 2014
Date of earliest event reported: May 22, 2014

EURAMAX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-05978 (Commission File Number)	58-2502320 (I.R.S. Employer Identification Number)
303 Research Drive, Suite 400 Norcross, GA 30092 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:                 (770) 449-7066

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Timothy J. Bernlohr, age 55, has been appointed to the board of directors of Euramax Holdings, Inc. (the “Company”), effective May 23, 2014. Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX was sold to multiple buyers in 2004 and 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr is the chairman of the board of directors of Champion Homes, Inc. and also serves as lead director of Chemtura Corporation (NYSE-CHMT), lead director of Contech Engineered Solutions and as a director of both Rock-Tenn Company (NYSE-RKT) and Atlas Air Worldwide Holdings, Inc. (Nasdaq- AAWW). Mr. Bernlohr also serves as a director and is chairman of the compensation committees of Patriot Coal Company, Neenah Foundry, Inc., and Bally’s Total Fitness. Within the last five years, he has served as a director of Smurfit Stone Container Corporation (NYSE- SSCC), Ambassadors International, Inc. (Nasdaq-AMIE), WCI Steel (Nasdaq WCIS), Aventine Renewable Energy, (Nasdaq-AVRW) and Cash Store Financial Services, (NYSE-CSFS). Mr. Bernlohr is a graduate of The Pennsylvania State University.
Mr. Bernlohr is entitled to receive an annual retainer fee of $50,000 per annum, an in-person meeting fee of $1,000 per meeting, and a significant telephone conference fee of $1,000 per call.
Mr. Bernlohr was appointed to the board of directors in accordance with Credit Suisse Securities (USA) LLC’s director designation rights under the Company’ stockholders agreement.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 27, 2014 and in accordance with the Company’s stockholders agreement, the Company amended its Amended and Restated Certificate of Incorporation to provide that, in the election of directors, (1) each stockholder is entitled to multiply the number of votes such stockholder is entitled to cast by the number of directors to be elected and (2) each stockholder may cast all of the resulting votes for a single director or may distribute them among the directors to be elected at such stockholder’s discretion. A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this current report on Form 8-K.
Item 5.07 Submission of Matters to a Vote of Security Holders.
In lieu of an annual meeting, the Company solicited written consents from stockholders of the Company for purposes of approving an amendment to the Company’s Amended and Restated Certificate of Incorporation and re-electing the Company's directors.

In accordance with Delaware law and the stockholders agreement of the Company, stockholders holding a majority of shares of the Company’s common stock approved an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the adoption of cumulative voting in connection with the election of directors. As of May 29, 2014, stockholders holding 155,254.6 shares voted in favor of this amendment and stockholders holding 39,922.4 shares did not vote. A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this current report on Form 8-K.

In accordance with Delaware law and the stockholders agreement of the Company, stockholders holding the applicable majorities of shares re-elected Trey B. Parker, III, Jake Tomlin, James G. Bradley, Jeffrey A. Brodsky and Michael D. Lundin as directors of the Company for a term of one year expiring at the 2015 annual meeting of stockholders. The following table sets forth the results of the vote as of May 29, 2014:

	Number of Votes
	For	Withheld	Non-Vote
James G. Bradley	155,254.6	—	39,922.4
Jeffrey A. Brodsky	155,254.6	—	39,922.4
Michael D. Lundin	155,254.6	—	39,922.4
Trey B. Parker, III	155,254.6	—	39,922.4
Jake Tomlin	155,254.6	—	39,922.4
Pursuant to the Company’s stockholders agreement, at each annual meeting of stockholders of the Company, each stockholder holding certain amounts or more of the outstanding common stock (fully diluted except for common stock reserved or issued under the management compensation plan of the Company) is entitled to appoint one to four directors to the board of directors based on its equity stake. A stockholder appointing one or more directors is entitled to vote for the election of the remaining directors only with respect to that portion of its common stock acquired after the date of the stockholders agreement in excess of the appointment thresholds set forth in the stockholders agreement. As a result, the actual majorities of shares required to re-elect the aforementioned directors vary depending on whether the director is a designee under the stockholders agreement.
Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment, dated as of May 27, 2014, to the Amended and Restated Certificate of Incorporation of Euramax Holdings, Inc.
99.1	Press Release dated as of May 29, 2014 announcing appointment of members of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX HOLDINGS, INC.

Date: May 29, 2014	By:	/s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Chief Administrative Officer, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment, dated as of May 27, 2014, to the Amended and Restated Certificate of Incorporation of Euramax Holdings, Inc.
99.1	Press Release dated as of May 29, 2014 announcing appointment of members of the Board of Directors.